Exhibit 10.1

SHARE PURCHASE AGREEMENT

Dated as of January 3, 2018

among

OMH Holdings, L.P.,

Springleaf Financial Holdings, LLC

and

OneMain Holdings, Inc.

i

ii

ARTICLE IX

General Provisions

Section 9.01.	Survival	32
Section 9.02.	Notices	33
Section 9.03.	Definitions	34
Section 9.04.	Interpretation	40
Section 9.05.	Severability	40
Section 9.06.	Counterparts	40
Section 9.07.	Entire Agreement; No Third-Party Beneficiaries	40
Section 9.08.	GOVERNING LAW	41
Section 9.09.	Assignment	41
Section 9.10.	Specific Enforcement	41
Section 9.11.	Jurisdiction; Venue	42
Section 9.12.	WAIVER OF JURY TRIAL	42
Section 9.13.	Non-recourse	43

Exhibits

Exhibit A	Permitted Investors

Exhibit B	Form of A&R Stockholders Agreement

Exhibit C	Director Appointments

iii

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 3, 2018, among OMH Holdings, L.P., a Delaware limited partnership (“Purchaser”), Springleaf Financial Holdings, LLC, a Delaware limited liability company (“Seller”), and OneMain Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, Seller is the owner of 59,117,178 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 54,937,500 shares of Common Stock beneficially owned by Seller (the “Shares”), on the terms and subject to the conditions contained herein;

WHEREAS, the Company, Purchaser and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase and also to prescribe various conditions to the Share Purchase;

WHEREAS, in consideration of the Company entering into this Agreement, Purchaser and the Company are entering into the A&R Stockholder Agreement which sets forth certain rights and obligations of Purchaser and the Company following the completion of the Share Purchase; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Share Purchase

Section 1.01.          Share Purchase.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all the Shares, which Shares shall be sold, transferred and delivered with full legal and beneficial title and ownership, free and clear of all Liens (other than those arising under applicable securities Laws or as a result of the actions of Purchaser or any of its Affiliates) and together with all rights attached thereto, for an aggregate purchase price of $1,428,375,000 (the “Purchase Price”).  The purchase and sale of the Shares is referred to in this Agreement as the “Share Purchase”.

Section 1.02.          Closing.  The closing (the “Closing”) of the Share Purchase shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019 at 9 a.m., Eastern time, on a date to be specified by Seller and Purchaser, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.          At the Closing:

(a)          Purchaser shall pay, in cash by wire transfer of immediately available funds to one or more bank accounts designated by Seller in writing at least two business days prior to the Closing Date, an aggregate amount equal to the Purchase Price;

(b)          Seller and the Company shall take all actions reasonably necessary to transfer the Shares to Purchaser, including, to the extent the Shares are represented by certificates, delivering to Purchaser, or causing to be delivered to Purchaser, instruments of transfer as reasonably required to transfer the Shares;

(c)          the Company shall deliver to Purchaser the A&R Stockholders Agreement, duly executed by the Company, and Purchaser shall deliver to the Company the A&R Stockholders Agreement, duly executed by Purchaser; and

(d)          Seller shall deliver a certificate of Seller’s non-foreign status complying with the provisions of Treasury Regulation Section 1.1445-2(b).

Section 1.04.          Withholding.  Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. If any such deduction or withholding is anticipated by Purchaser, Purchaser shall use commercially reasonable efforts to provide written notice to Seller at least five (5) days in advance of Closing (including a reasonable description of the basis for such withholding); provided, however, a failure to provide such notice shall not preclude Purchaser from deducting or withholding in accordance with applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be timely paid to the applicable taxing authority and shall be treated for all purposes as having been paid to Seller; provided, however, that, unless otherwise required by a change in applicable Tax Law that occurs after the date of this Agreement, the parties agree that no withholding shall be made under Section 1445 of the Code with respect to the amounts payable under this Agreement if Seller delivers to Purchaser the certificate described in Section 1.03(d).

ARTICLE II

Representations and Warranties of Seller

Seller represents and warrants to each of Purchaser and the Company that the statements contained in this Article II are true and correct.

Section 2.01.          Organization, Standing and Power.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate or similar organizational power and authority required to execute and deliver this Agreement and to consummate the Share Purchase and the other transactions contemplated hereby and to perform each of its obligations hereunder.  Seller has the full legal right, power and authority to sell, assign, transfer, deliver and convey the Shares in accordance with this Agreement.

Section 2.02.          Authority; Execution and Delivery; Enforceability.  Seller has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Share Purchase and the other transactions contemplated by this Agreement.  No corporate or stockholder proceedings on the part of Seller are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Share Purchase and the other transactions contemplated by this Agreement.  Seller has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Purchaser and the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

Section 2.03.          No Conflicts; Consents.

(a)          The execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations hereunder and the consummation of the Share Purchase and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the governing or organizational documents of Seller; (ii) any written contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which Seller is a party or by which any of its respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 2.03(b), as of the date hereof, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) or Permit, in each case, applicable to Seller or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(b)          No governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative, consumer lending, insurance or regulatory agency or commission, or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Share Purchase and the other transactions contemplated by this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Share Purchase and the other transactions contemplated by this Agreement and (iii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.  For the avoidance of doubt, this Section 2.03 does not address any Permits, Consents, registrations, declarations relating to the Company or any Company Subsidiary, which are addressed in Section 4.05(b).

Section 2.04.          Ownership of the Shares.  Seller is the owner of the Shares and has good and valid title to such Shares free and clear of all Liens (other than those arising under applicable securities Laws or as a result of the actions of Purchaser and its Affiliates).  Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon the consummation of the Share Purchase at the Closing, good and valid title to such Shares will pass to Purchaser, free and clear of any Liens (other than those arising under applicable securities Laws or as a result of the actions of Purchaser and its Affiliates).

Section 2.05.          Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than such Persons, the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Purchase or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.06.          No Other Representations or Warranties.  Except for the representations and warranties of Purchaser contained in Article III or in any certificate delivered by Purchaser to Seller, Seller acknowledges that (x) neither Purchaser nor any other Person on behalf of Purchaser makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Share Purchase or the other transactions contemplated by this Agreement and Seller is not relying on any representation or warranty of Purchaser except for those expressly set forth in this Agreement and (y) no person has been authorized by Purchaser or any other Person on behalf of Purchaser to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and the Share Purchase, and if made, such representation or warranty shall not be relied upon by Seller as having been authorized by such entity.

ARTICLE III

Representations and Warranties of Purchaser

Purchaser represents and warrants to each of Seller and the Company that the statements contained in this Article III are true and correct.

Section 3.01.          Organization, Standing and Power.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate or similar organizational power and authority required to execute and deliver this Agreement and to consummate the Share Purchase and the other transactions contemplated hereby and to perform each of its obligations hereunder.  Purchaser is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.02.          Authority; Execution and Delivery; Enforceability.  Purchaser has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Share Purchase and the other transactions contemplated by this Agreement.  No corporate or stockholder proceedings on the part of Purchaser are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Share Purchase and the other transactions contemplated by this Agreement. Purchaser has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Seller and the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.

Section 3.03.          No Conflicts; Consents.

(a)          The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations hereunder and the consummation of the Share Purchase and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) the governing or organizational documents of Purchaser; (ii) any Contract to which Purchaser is a party or by which any of its respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), as of the date hereof, any Judgment or statute, law (including common law), Law or Permit, in each case, applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)          No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Share Purchase and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the HSR Act and (B) the filing of applications and notices with, and receipt of approvals, licenses or consents from, applicable state regulatory authorities governing consumer lending and insurance in the various states in which the Company or any Company Subsidiary operates, (ii) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, as may be required in connection with this Agreement, the Share Purchase and the other transactions contemplated by this Agreement and (iii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.04.          Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than such Persons, the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Purchase or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 3.05.          Business of Purchaser.  Since its date of incorporation, Purchaser has not carried on any business nor conducted any operations other than the execution of this Agreement and the Equity Commitment Letters, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 3.06.          Ownership of Common Stock.  None of (i) Purchaser or any of its Affiliates or (ii) the Sponsors or any of their respective Affiliates has been, at any time during the three years prior to the date hereof, an “interested stockholder” of the Company, as defined in the Company Charter.  As of the date of this Agreement, none of Purchaser, the Sponsors or any of their respective Affiliates owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).

Section 3.07.          Financing.  Purchaser has delivered to Seller true and complete copies of fully executed commitment letters dated as of the date hereof (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement, the “Equity Commitment Letters”) from each of Apollo Investment Fund VIII, L.P., Apollo Overseas Partners VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners (Delaware 892) VIII, L.P. (collectively, the “Sponsors” and each, individually, a “Sponsor”) providing for an equity investment in Purchaser from each Sponsor, subject to the terms and conditions therein, in cash in the aggregate amounts set forth therein (the “Equity Commitments”).  As of the date of this Agreement, the Equity Commitment Letters have not been amended or modified, no such amendment or modification is contemplated, and none of the obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated.  Assuming the Equity Commitments are funded in accordance with the Equity Commitment Letters and the performance by Seller and the Company of their respective obligations under this Agreement, Purchaser will have on the Closing Date funds sufficient to pay the Purchase Price and to pay all related fees and expenses.  Each Equity Commitment Letter (1) contains legal, valid and binding obligations of Purchaser and the applicable Sponsor, (2) is enforceable in accordance with its terms against Purchaser and the applicable Sponsor, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception, and (3) is in full force and effect.  The only conditions precedent or other contingencies related to the obligations of the Sponsors to fund the full amount of the Equity Commitments are those expressly set forth in the Equity Commitment Letters, and there are no side letters or other Contracts to which Purchaser or any of its Affiliates is a party that contain any such conditions precedent or other contingencies.

Section 3.08.          Accredited Investor; Investment Intent.  Purchaser is an accredited investor as defined in Regulation D under the Securities Act.  Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

Section 3.09.          Restricted Securities.  Purchaser understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 3.10.          No Other Representations or Warranties.  Except for the representations and warranties of Seller and the Company contained in Article II and Article IV, respectively, or in any certificate delivered by Seller or the Company to Purchaser (and notwithstanding the delivery or disclosure to Purchaser or its Affiliates, or its or their officers, directors, managers, accountants, legal counsel, financial advisors agents or other representatives (collectively, “Representatives”) of any documentation, projections, estimates, budgets or other information), Purchaser acknowledges that (x) none of Seller, the Company, the Company Subsidiaries or any other Person on behalf of Seller or the Company makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Share Purchase or the other transactions contemplated by this Agreement and Purchaser is not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (y) no person has been authorized by Seller, the Company, the Company Subsidiaries or any other Person on behalf of Seller or the Company to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and the Share Purchase, and if made, such representation or warranty shall not be relied upon by Purchaser as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Purchaser or any of its Representatives, including any materials or information made available to Purchaser in connection with presentations by Seller or the Company’s management, are not and shall not be deemed to be or include representations or warranties. Purchaser acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Share Purchase, Purchaser has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Purchaser and/or its Representatives by or on behalf of Seller or the Company.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to each of Purchaser and Seller that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after January 1, 2017 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (other than any disclosures contained in the “Risk Factors” or Forward Looking Statements” section of any such Filed Company SEC Document that do not reference specific facts or circumstances, any qualitative disclosures in the “Qualitative and Quantitative Disclosures About Market Risk” section of any such Filed Company SEC Document or any other disclosures that are generally predictive, cautionary or forward looking in nature); provided, however, that no disclosure in any Filed Company SEC Document shall modify, apply to or qualify the representations and warranties set forth in Section 4.02, 4.03 or 4.04 or the first sentence of Section 4.07, or (ii) as set forth in the disclosure letter delivered by the Company to Purchaser at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”).  The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent from the context or content of such disclosure that such disclosure also qualifies or applies to such other section or subsection.

Section 4.01.          Organization, Standing and Power.  Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered or made available to Purchaser, prior to execution of this Agreement, true and complete copies of the restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).  The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

Section 4.02.          Company Subsidiaries.

(a)          All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary, by the Company and a Company Subsidiary or by multiple Company Subsidiaries, free and clear of all material Liens, excluding Permitted Liens, Liens permitted by the Securities Documents and any Liens with respect to conduit facilities or securitization indebtedness of the Company or any of the Company Subsidiaries, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities law and those with respect to securitization indebtedness or conduit facilities of the Company or any Company Subsidiary.

(b)          Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice in all material respects.

Section 4.03.          Capital Structure.  The authorized capital stock of the Company consists of 2,000,000,000 shares of Common Stock, and 300,000,000 shares of preferred stock, $0.01 par value, of the Company (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”).  At the close of business on December 29, 2017, (i) 135,349,638 shares of Common Stock were issued and outstanding (of which 49,969 shares consisted of shares of Company Restricted Stock); (ii) no shares of Preferred Stock were issued and outstanding; (iii) 7,646,916 shares of Common Stock were reserved and available for the grant of future awards pursuant to the Company Stock Plan (not including unregistered shares that have been authorized under the Company Stock Plan); (iv) 166,440 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company PSUs (assuming maximum performance is achieved); and (v) 1,096,685 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company RSUs.  Except as set forth in this Section 4.03(a), at the close of business on December 29, 2017, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

(b)          All outstanding shares of Common Stock are, and, at the time of issuance, all such shares that may be issued upon the vesting or settlement of Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.  Except as set forth above in Section 4.03(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary.  Except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (i) the withholding of Taxes in connection with the exercise, vesting or settlement of Company Stock Awards and (ii) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence.  There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote (“Company Voting Debt”).  None of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.  None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

Section 4.04.          Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  No corporate or stockholder proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to permit Seller and Purchaser to consummate the Share Purchase and the other transactions contemplated by this Agreement.  The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Purchaser and Seller, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.

Section 4.05.          No Conflicts; Consents.

(a)          The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Share Purchase and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation (other than pursuant to any Company Benefit Plan), any obligation to make an offer to purchase or redeem any capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), as of the date hereof, to the Knowledge of the Company, any Permit, Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Share Purchase and the other transactions contemplated by this Agreement, other than (i) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Share Purchase and the other transactions contemplated by this Agreement; (ii) (A) compliance with and filings under the HSR Act and (B) the filing of applications and notices with, and receipt of approvals, licenses or consents from, applicable state regulatory authorities governing consumer lending and insurance in the various states in which the Company or any Company Subsidiary operates; (iii) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Purchaser and the Company are qualified to do business; (iv) compliance with the NYSE rules and regulations; and (v) such other Consents, registrations, declarations, notices and filings that if not made or obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06.          SEC Documents; Undisclosed Liabilities.

(a)          The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2017 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).

(b)          Each Company SEC Document (i) at the time filed (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment or supplement prior to the date of this Agreement, then at the time of such filing or amendment or supplement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(c)          Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2017 (or the notes thereto) (the “Balance Sheet”) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice in all material respects since June 30, 2017 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice in all material respects, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no (A) unconsolidated Subsidiaries of the Company, or (B) off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents or any obligations of the Company or any of the Company Subsidiaries to enter into any such arrangements.

(d)          Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents.

(e)          The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f)          The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g)          None of the Company Subsidiaries is, or has at any time since July 1, 2016 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07.          Absence of Certain Changes or Events.  Since September 30, 2017, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  From September 30, 2017 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business consistent with past practice in all material respects.

Section 4.08.          Taxes.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: The Company and the Company Subsidiaries have filed all federal, state, local and foreign Tax Returns required to be filed through the date hereof, subject to permitted extensions, and have paid all Taxes due, and no Tax deficiency has been determined adversely to the Company or any Company Subsidiary, nor does the Company have any Knowledge of any Tax deficiencies that have been, or could reasonably be expected to be asserted against the Company or any Company Subsidiary, except in each case for Taxes or deficiencies that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

Section 4.09.          Employee Benefits.

(a)          Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), (ii) no prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Benefit Plan excluding transactions effected pursuant to a statutory or administrative exemption, and (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.  None of the Company or any Company Subsidiary has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA (other than contributions of the Company Benefit Plans or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Company Benefit Plan or a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA.

(b)          Neither the execution or delivery of this Agreement nor the consummation of the Share Purchase or any other transaction contemplated hereby (either alone or in combination with another event) will or would reasonably be expected to (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to any material payment or benefit; (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer or employee; (iii) accelerate the time of payment or vesting of any material amounts due to any such current or former director, officer or employee; or (iv) result in any amounts payable or benefits provided to any such current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.  None of the Company or any Company Subsidiary has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

Section 4.10.          Litigation.  As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.11.          Compliance with Applicable Laws.

(a)          Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since July 1, 2016 through the date hereof, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto.  Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since July 1, 2016 through the date hereof, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all Permits required by all Laws applicable thereto.

(b)          The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable (i) financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, (ii) money laundering statutes of all jurisdictions, and rules and regulations thereunder and (iii) related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company or Company Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company after reasonable inquiry, threatened.

(c)          None of the Company or Company Subsidiaries nor, to the Knowledge of the Company after reasonable inquiry, any director, officer, agent or employee of the Company or Company Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

Section 4.12.          Broker-Dealer.  Neither the Company nor any Company Subsidiary is, or is required to be, registered, licensed or qualified as a broker or a dealer under the Exchange Act or the rules of the Financial Institution Regulatory Authority, Inc.

Section 4.13.          Anti-Takeover Provisions.

(a)          Assuming the accuracy of the representation contained in Section 3.06, no further action is required by the Company Board or any committee thereof or the stockholders of the Company to render inapplicable the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Share Purchase or the other transactions contemplated by this Agreement.

(b)          There is no other “interested stockholder,” “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transaction,” “business combination statute or regulation” or other anti-takeover or similar statute or regulation, any takeover-related provision in the Company Charter or the Company Bylaws, or any stockholder rights plan or similar agreement applicable to Purchaser, this Agreement, the Share Purchase or the other transactions contemplated by this Agreement.

Section 4.14.          Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. (the “Company Financial Advisors”), the fees and expenses of which will be paid by Seller in accordance with Section 8.03, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Purchase or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.15.          No Other Representations or Warranties.  Except for the representations and warranties of Purchaser contained in Article III or in any certificate delivered by Purchaser to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) neither Purchaser nor any other Person on behalf of Purchaser makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Share Purchase or the other transactions contemplated by this Agreement, and the Company is not relying on any representation or warranty of Purchaser, except for those expressly set forth in this Agreement and (y) no person has been authorized by Purchaser or any other Person on behalf of Purchaser to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Share Purchase, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by such entity.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.          Conduct of Business by the Company.  Except (i) as set forth in the Company Disclosure Letter; (ii) as expressly permitted, expressly contemplated or expressly required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Closing Date, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence.  In addition, and without limiting the generality of the foregoing, except (i) as set forth in Section 5.01 of the Company Disclosure Letter;  (ii) as expressly permitted, expressly contemplated or expressly required by this Agreement; (ii) as required by applicable Law; or (iii) with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Closing Date, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, reverse split, combine, consolidate, subdivide, reclassify or consummate or authorize any other similar transaction with respect to any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(d); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the exercise, vesting and settlement of Company Stock Awards, and (B) forfeitures of Company Stock Awards;

(b)          adopt a plan or agreement of complete or partial liquidation, dissolution, consolidation or reorganization of the Company or any Company Subsidiary;

(c)          enter into any “poison pill” or similar stockholder rights plan that does not “grandfather” Purchaser as exempt from being a Person that can trigger such “poison pill” or such stockholder rights plan as a result of the transactions contemplated by this Agreement;

(d)          issue, deliver, sell, grant, pledge, dispose, transfer or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (or authorize the issuance, delivery, sale, grant, disposition, transfer, pledge or encumbrance of) (i) any shares of capital stock of the Company or any Company Subsidiary other than the issuance of Common Stock upon the exercise, vesting or settlement of Company Stock Awards in accordance with the terms thereof; (ii) any other equity interests or voting securities of the Company or any Company Subsidiary (including by way of entering into a Contract with respect to the voting or registration of such equity interests or voting securities); (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary; or (vi) any Company Voting Debt;

(e)          amend, modify or change the Company Charter, the Company Bylaws, or any other applicable governing instruments, except as may be required by Law or the rules and regulations of the SEC or the NYSE;

(f)          directly or indirectly, in a single transaction or series of transactions, acquire, merge, consolidate, invest or agree to acquire, merge, consolidate or invest in any material equity interest in or material business of any Person (including entering into any joint venture, partnership or other similar arrangement) or material division thereof or any material properties or assets in excess of $250 million in the aggregate and except (i) acquisitions pursuant to Contracts in existence on the date of this Agreement; (ii) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries; or (iii) repurchases of Loans as required by the terms of any Contract relating to the sale or securitization of Loans;

(g)          except in relation to Liens to secure Indebtedness (and only to the extent such Indebtedness is otherwise permitted by this Section 5.01) for borrowed money, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of, in a single transaction or series of transactions, any material properties or assets or any material interests therein other than (i) in the ordinary course of business consistent with past practice; (ii) pursuant to Contracts in existence on the date of this Agreement that are set forth in Section 5.01(g)(ii) of the Company Disclosure Letter; (iii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries or (v) sales or securitizations of Loans in the ordinary course of business consistent with past practice (including any sales or securitizations of real estate Loans held by the Company or any Company Subsidiary);

(h)          except for high-yield Indebtedness (provided that, the Company shall reasonably consult with Purchaser prior to incurring, or agreeing to incur, high-yield Indebtedness), borrowings related to asset-backed securities financings and borrowings in the ordinary course of business (including, for the avoidance of doubt, establishing new conduit facilities or adding or removing a bank or other financial institution from an existing conduit facility) consistent with past practice and except for intercompany loans between the Company and any of the Company Subsidiaries or between any of the Company Subsidiaries, incur Indebtedness or issue debt securities in excess of $200,000,000 in the aggregate, or modify in any material respect in a manner adverse to the Company the terms of any such Indebtedness or debt securities, or assume, guarantee or endorse the obligations of any Person (other than a Company Subsidiary), in each case, in excess of $200,000,000 in the aggregate, other than (i) Indebtedness or guarantees incurred in respect of letters of credit issued in the ordinary course of business, (ii) in replacement of Indebtedness for borrowed money existing on the date hereof on terms substantially consistent with or more favorable to the Company than the Indebtedness being replaced, (iii) guarantees incurred in compliance with this Section 5.01 by the Company of Indebtedness of Company Subsidiaries incurred in compliance with this Section 5.01 or (iv) any commodity, currency, sale or hedging agreements which can be terminated on ninety (90) days or less notice without penalty; provided that none of the foregoing shall have any prepayment, make-whole or similar penalties or provisions;

(i)          except to the extent required by Law or the terms of any Company Benefit Plan outstanding on the date hereof in accordance with their terms on the date hereof: (i) grant any new or modify the existing severance benefits payable or to become payable to current or former directors or named executive officers of the Company or increase compensation or benefits of any such Person in a manner that would increase such Person’s severance benefits, except for annual increases in compensation and benefits in the ordinary course of business consistent with past practices; (ii) hire or offer to hire a Chief Executive Officer or a Chief Financial Officer or terminate the Chief Executive Officer or Chief Financial Officer as of the date hereof (other than for “cause”); (iii) except in the ordinary course of business consistent with past practice, establish, adopt, enter into, terminate, modify, provide discretionary benefits under or amend any collective bargaining agreement, Company Benefit Plan (including any employment or severance, change in control, retention, individual consulting or similar agreement), or any employee benefit plan, agreement, arrangement, policy or program that would be a Company Benefit Plan if in effect on the date hereof (other than offer letters that provide for at-will employment without any severance, change in control benefits or employee benefits not broadly available to all employees) for newly hired employees; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan except for amendments, waivers or accelerations that are de minimis to the Company and Company Subsidiaries, taken as a whole;

(j)          enter into, terminate or amend any Contract or transaction or series of related transactions (including those set forth in Section 5.01(j) of the Company Disclosure Letter) with, make any material payment to, or settle, waive, assign or compromise any suit, action, or other proceeding pending or threatened in writing against, Seller or any current director, officer, or Affiliate of Seller (including, for the avoidance of doubt, Fortress Investment Group LLC or any of its Affiliates or any of its or their directors or officers);

(k)          except to the extent such action would not reasonably be expected to adversely affect Purchaser, the Company or any Company Subsidiary in any material respect: change any material method of Tax accounting, make, change or revoke any material election with respect to Taxes (other than any entity classification election and other initial elections with respect to any newly formed entity), file any amended material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or request any private letter ruling or similar ruling from any taxing authority, in each case other than in the ordinary course of business consistent with past practice in all material respects; or

(l)          agree to take any of the foregoing actions.

Section 5.02.          Conduct of Business by Seller.  Seller, in its capacity as a shareholder of the Company, shall not vote in favor of any action that the Company is prohibited from taking pursuant to Section 5.01.

ARTICLE VI

Additional Agreements

Section 6.01.          Access to Information; Confidentiality.  Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Purchaser and to the Representatives of Purchaser reasonable access, upon reasonable advance notice, during the period prior to the Closing, to all their respective properties, books, contracts, loan tapes, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Purchaser (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Purchaser may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure, but in no event shall the Company be obligated to pay any amount of money to any Person to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law).  Notwithstanding anything herein to the contrary, the Company shall not be required to provide any access or make any disclosure to Purchaser pursuant to this Section 6.01 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties.  All information exchanged pursuant to this Section 6.01 shall be subject to the confidentiality agreement, dated as of July 25, 2017, between Apollo Management VIII, L.P. and the Company (the “Confidentiality Agreement”).

Section 6.02.          Efforts to Consummate.

(a)          Subject to the terms and conditions herein provided, each of Seller, Purchaser and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement, including: (i) preparing and filing with a Governmental Entity as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests and other documents, and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity, including pursuant to lending, consumer credit and insurer control requirements, in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) (and Purchaser shall be responsible for all filing fees incident thereto) and (ii) subject to Section 6.02(e), as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals.  In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days of the date of this Agreement, (B) make appropriate and complete filings to obtain all consents, authorizations or approvals of state regulatory authorities or commissions governing consumer lending and insurance in the various states in which the Company or any Company Subsidiary operates that are required to be made in order to consummate the transactions contemplated hereby as reasonably promptly as practicable (the “State Regulatory Approvals”), (C) make all other filings that are required to be made in order to consummate the transactions contemplated hereby pursuant to other Regulatory Laws or other applicable Laws with respect to the transactions contemplated hereby as reasonably promptly as practicable, and (D) not extend any waiting period under the HSR Act, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Seller, the Purchaser or the Company (as the case may be) (which shall not be unreasonably withheld, conditioned or delayed).  Seller, Purchaser and the Company shall supply, and shall cause their respective Affiliates to supply, as reasonably promptly as practicable, any additional information or documentation that may be requested pursuant to or in connection with the HSR Act, the State Regulatory Approvals, any other Regulatory Law or any other applicable Law (including, with respect to Purchaser and its Affiliates, (x) providing financial reports, certificates, legal opinions or other information, (y) making Representatives, members of senior management, control persons and any other Person requested pursuant to or in connection with the HSR Act, the State Regulatory Approvals, any other Regulatory Law or any other applicable Law, in each case, with appropriate seniority and expertise, available to participate in discussions or hearings and (z) providing personal information, including fingerprints, personal financial statements and securities holdings, of members of senior management and control persons (as determined by the applicable Governmental Entity) requested pursuant to or in connection with the HSR Act, the State Regulatory Approvals, any other Regulatory Law or any other applicable Law) and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, any other Regulatory Law and any State Regulatory Approvals as soon as possible (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to any Regulatory Laws or State Regulatory Approvals).

(b)          In connection with the actions referenced in Section 6.02(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act, the State Regulatory Approvals, any other Regulatory Laws or any other applicable Laws (collectively, the “Required Approvals”), Seller, Purchaser and the Company shall (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other parties and/or their counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other parties and/or their counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other parties and/or their counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that (A) materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries and (B) no party shall be required to disclose to the other party any of its or its Affiliates’ confidential or competitively sensitive information, or any personally identifiable information, financial information or non-public information of any natural person (it being understood, in the event that the restriction in clause (B) of this Section 6.02(b) is implicated, information may be shared on an outside-counsel basis in accordance with the immediately following sentence). Seller, Purchaser and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.02(b) as “Antitrust Counsel Only Material” or “Regulatory Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust or regulatory counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller, Purchaser or the Company, as the case may be) or its legal counsel.

(c)          In furtherance and not in limitation of the covenants of the parties contained in Sections 6.02(a) and 6.02(b), with respect to obtaining the Required Approvals, Purchaser shall, and shall cause its Affiliates to, take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to transactions contemplated by this Agreement, by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event, no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of (A) such businesses, product lines and assets of Purchaser, the Company and each of their respective Affiliates and (B) all or any portion of the Shares, and (y) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s, the Company’s and/or their respective Affiliates’ freedom of action with respect to, or their ability to operate and/or retain, one or more of the businesses, products lines or assets of Purchaser, the Company and/or their respective Affiliates (the actions contemplated by subclauses (x) and (y) of this clause (c), a “Divestiture Action”); provided, however, that (1) any Divestiture Action is conditioned upon the consummation of the transactions contemplated by this Agreement, (2) notwithstanding anything to the contrary herein or otherwise, in connection with any State Regulatory Approval only, neither Purchaser nor any of its Affiliates shall be obligated to take or refrain from taking or to agree to the Company or its Subsidiaries taking or refraining from taking any steps or action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate would or would reasonably be likely to result in a Burdensome Condition and (3) notwithstanding anything to the contrary herein or otherwise, Purchaser shall not, and shall not permit its Affiliates to, take or agree to take any Divestiture Action to the extent related to any business, product line or asset of the Company or the Company Subsidiaries without the prior written consent of the Company.  A “Burdensome Condition” means, in connection with any State Regulatory Approval only, any condition, limitation or qualification imposed by a Governmental Entity on its grant of any consent, authorization, order, approval or exemption that a party seeks to obtain in connection with the transactions contemplated by this Agreement that, individually or together with all such conditions, limitations or qualifications, would or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Purchaser and its Subsidiaries (taken as whole) or the Sponsors (taken as a whole).For the avoidance of doubt (but subject to clause (3) of this Section 6.02(c)), in no event will Purchaser’s and its Affiliates’ obligations under this Section 6.02(c) be limited by any of the limitations on the obligations of the Company under Section 6.02(e).

(d)          Notwithstanding anything to the contrary herein or otherwise, but subject to the obligations of Purchaser set forth in this Section 6.02 and the rights of the Company set forth in Section 6.02(e), (x)  with respect to seeking any actions, non-actions, terminations or expiration of waiting periods, consents, approvals or waivers of any approval, consent, non-action or other waiver of any Governmental Entity primarily related to insurance or consumer lending in a state in which the Company or any Company Subsidiary operates that is required in connection with the consummation of the transactions contemplated by this Agreement, Purchaser shall reasonably cooperate with Seller and the Company in preparing applications, forms and other filings related thereto; provided that  Purchaser shall take the lead in preparing and submitting applications, forms and other materials, preparing for and participating in proceedings and coordinate all other related activities, and (y) Purchaser shall solely be responsible, after consultation with Seller and the Company, to propose, negotiate, offer or commit to make or effect any divestitures, dispositions, or licenses of any assets, properties, products, rights, services or businesses, or to agree to any other remedy, requirement, obligation, condition or restriction (any such action, “Remedial Action”) to resolve any Governmental Entity’s objections to or concerns about the transactions contemplated by this Agreement; provided that, in connection with any State Regulatory Approvals, no Remedial Action shall be required to the extent it would or would be reasonably likely to result in a Burdensome Condition.  Any Remedial Action required to be taken under this Agreement shall be taken by such time as is necessary to permit the Closing to occur prior to the End Date.  Notwithstanding the foregoing, Purchaser shall not, and shall not permit its Affiliates or any of its direct or indirect investors (including the Sponsors) to, take or agree to take any Remedial Action to the extent related to any business, product line or asset of the Company or the Company Subsidiaries without the prior written consent of the Company.  For the avoidance of doubt (but subject to the immediately preceding sentence), in no event will Purchaser’s and its Affiliates’ obligations under Section 6.02(c) and this Section 6.02(d) be limited by any of the limitations on the obligations of the Company under Section 6.02(e).

(e)          In furtherance and not in limitation of the covenants of the parties contained in Sections 6.02(a) and 6.02(b), the Company shall use reasonable best efforts to assist Purchaser and its Affiliates in complying with their obligations under clauses (a)-(d) above; provided, that in no event will the Company or the Company Subsidiaries be required to take any actions that would have a more than de minimis impact on the Company and the Company Subsidiaries, taken as a whole.

(f)          Each of Seller, Purchaser and the Company shall give prompt written notice to the other parties of (i) such party obtaining Knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.02(f) shall not limit or otherwise affect the remedies available hereunder to Seller, Purchaser or the Company.

(g)          Each party shall be responsible for its out-of-pocket costs and expenses incurred in connection with its obligations under this Section 6.02; provided that, whether or not the Closing occurs, Seller shall promptly, upon request by the Company reimburse the Company for all such reasonable and documented out-of-pocket costs and expenses incurred thereby.

(h)          Notwithstanding anything to the contrary herein or otherwise, nothing in this Agreement shall require Affiliates of Purchaser other than any Subsidiary of Purchaser to take any action with respect to any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of any Sponsor (other than, for the avoidance of doubt, Purchaser, the Company and their respective Subsidiaries), other than providing information with respect to or limiting information to any such portfolio company.

(i)          The foregoing agreements in this Section 6.02 are made solely to facilitate the Closing and do not constitute a representation or admission that the transactions contemplated hereby, if consummated without any modification, would violate any Regulatory Law or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any Person or authority acting under any Regulatory Law would not be harmful to the parties.

Section 6.03.          Transaction Litigation.  Subject to entry into a customary joint defense agreement, the Company shall give Seller and Purchaser the opportunity to consult with the Company and participate in the defense or settlement of any stockholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers (the “Company Parties”) relating to the Share Purchase and the other transactions contemplated by this Agreement. The Company shall promptly notify Purchaser in writing of any such stockholder litigation, and shall keep Purchaser reasonably informed with respect to the status thereof, including by promptly informing and providing copies to Purchaser of all proceedings and material correspondence relating to such stockholder litigation.  None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such stockholder litigation, in each case unless Seller and Purchaser shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding stockholder litigation made or pending against a Company Party, if each of the following conditions are met: (i) the resolution of all such litigation requires payment from the Company or any Company Subsidiary or Representatives in an amount not to exceed the amount set forth in Section 6.03 of the Company Disclosure Letter; (ii) the settlement provides for no injunctive or other non-monetary relief; (iii) the settlement provides that Seller, the Company and Purchaser and their respective Affiliates and its and their Representatives are released from all liability in connection therewith; and (iv) none of Purchaser, Seller, the Company, and their respective Affiliates and its and their Representatives are required to admit any wrongdoing or liability as part of the settlement.

Section 6.04.          Public Announcements.  Except with respect to any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Purchaser, Seller and the Company shall provide an opportunity for the other parties to review and comment upon any press release or other public statements or any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect to the transactions contemplated by this Agreement, including the Share Purchase, and shall not, and shall not permit any of their Affiliates to, issue any such press release or make any such public statement or filing prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The Company, Seller and Purchaser agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.  Nothing in this Section 6.04 shall limit the ability of (i) any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement or (ii) any Sponsor or any of its Affiliates to provide, without consulting with the Company or Seller, ordinary course communications regarding this Agreement and the transactions contemplated hereby to any of its existing or prospective general and limited partners, equity holders, members, managers, investors who are subject to customary confidentiality restrictions.

Section 6.05.          Other Investors.  Prior to the Closing, without the prior written consent of Seller, Purchaser shall not permit or agree to permit any Person other than the Sponsors and any other investor whose identity has been disclosed in writing to Seller prior to the execution of this Agreement and as set forth on Exhibit A to obtain any equity interests (or rights to obtain any equity interests) in Purchaser or any Person of which Purchaser is a direct or indirect Subsidiary (or enter into any arrangements with any such Person, including with respect to the management and/or ownership of Purchaser, the Company or any Company Subsidiaries), except as would not reasonably be expected to cause a significant delay in or impair the satisfaction of the conditions set forth in Section 7.01 and Section 7.03.

Section 6.06.          No Transfer of Shares.  Seller shall not sell, assign or otherwise transfer any of the Shares to any person other than Purchaser (other than a transfer of Shares to an Affiliate of Seller so long as such Affiliate agrees to transfer such Shares to Purchaser in accordance with the terms and conditions of this Agreement).

Section 6.07.          Board Observer.  Promptly following the date of this Agreement, Seller shall take all actions reasonably necessary to cause a representative (the “Board Observer”) designated by Purchaser to be appointed as an Observer (as defined in the Existing Stockholders Agreement), to have the right to attend, strictly as an observer, all meetings of the Company Board (or any committees thereof) and to otherwise be granted the rights of an Observer under the Existing Stockholders Agreement. The Company consents to such appointment and shall provide the Board Observer with prior notice of all meetings of, and all information delivered to, the Company Board or any committee thereof at substantially the same time such notice or information is provided to the members of the Company Board, including all consents, minutes and other materials, financial or otherwise, which are provided to the Company Board; provided, that (i) the Company reserves the right to withhold any information and to exclude such Board Observer from any portion of any meeting if access to such information or attendance at such portion could reasonably be expected to (a) adversely affect the attorney-client privilege or work product protection, (b) violate any Law, (c) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure, but in no event shall the Company be obligated to pay any amount of money to any Person to obtain the required consent of such third party to such access or disclosure), or (d) result in disclosure of any competitively sensitive information of the Company and (ii) the Board Observer will not be able to attend any meetings (or portions thereof) or obtain any information regarding this Agreement, the Share Purchase or the other transactions contemplated by this Agreement. Prior to Closing, the Company and Purchaser shall enter into a mutually agreeable confidentiality agreement and all information provided to or obtained by the Board Observer in its capacity as such or otherwise pursuant to this Section 6.07 shall be subject to such confidentiality agreement.

Section 6.08.          Transfer Taxes.  All real property transfer or gains, transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) (such amounts, the “Transfer Taxes”) imposed on the transactions contemplated by this Agreement shall be borne and paid equally by Seller and Purchaser.  The party responsible under applicable Law for the filing of any Tax Return relating to any Transfer Tax shall file, or caused to be filed, any such Tax Return.  The party responsible under applicable Law for the paying of any Transfer Tax shall timely pay, or caused to be paid, such Transfer Tax and, subject to the receipt of satisfactory evidence of payment thereof, the other party shall promptly reimburse the payor for its portion of such Transfer Tax as determined in accordance with this Section 6.08.  If either party receives a refund, credit or other recovery of any such Transfer Tax, the recipient shall promptly pay to the other party such other party’s portion of such refund, credit or other recovery as determined in accordance with this Section 6.08, net of any reasonable out-of-pocket costs and expenses. Seller and Purchaser shall use reasonable best efforts to obtain any available exemption from any Transfer Tax and shall cooperate with each other in good faith in providing any information that may be necessary to obtain such exemption. Seller and Purchaser shall cooperate in good faith in timely preparing and filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 6.09.          Director Appointments.  The Company shall use its reasonable best efforts to cause the actions set forth in Exhibit C to be taken prior to the Closing Date and the Seller shall take such actions as are reasonably within its control to facilitate the foregoing.  The Company shall consult with Purchaser and keep Purchaser reasonably informed of the progress of such actions, including by providing Purchaser with copies of all relevant resolutions of the Company Board effectuating such actions, as promptly as practicable following any meeting thereof.

Section 6.10.          Indemnification, Exculpation and Insurance.

(a)          Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Purchaser shall cause the Company and the Company Subsidiaries to perform its obligations thereunder.

(b)          For a period of six years from and after the Closing Date, the Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’, officers’ and employees’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Closing Date, except that in no event shall the Company be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Company is unable to obtain the insurance required by this Section 6.10(b), it shall obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount.

(c)          The provisions of this Section 6.10 (i) shall survive the consummation of the transactions contemplated by this Agreement, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her Representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(d)          In the event that the Company or any of its successors or assigns (i)  consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company shall cause proper provision to be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.10.

ARTICLE VII

Conditions Precedent

Section 7.01.          Conditions to Seller’s and Purchaser’s Obligations to Effect the Share Purchase.  The respective obligation of each of Seller and Purchaser to effect the Share Purchase is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Regulatory Approvals.

(i)          Any waiting period (and any extension thereof) applicable to the Share Purchase under the HSR Act shall have been terminated or shall have expired; and

(ii)          each of the State Regulatory Approvals set forth on Section 7.01(a)(ii) of the Company Disclosure Letter shall have been obtained or a no objection or similar letter shall have been provided, in any case, without the imposition of a Burdensome Condition; provided, however, that Seller shall not be entitled to assert that the condition set forth in this Section 7.01(a)(ii) is not satisfied due to the imposition of any Burdensome Condition.

(b)          No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition, and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”), shall be in effect that (i) prevents, makes illegal, restrains, enjoins or prohibits the consummation of the Share Purchase and the other transactions contemplated hereby or (ii) imposes any Burdensome Condition; provided, however, that Seller shall not be entitled to assert that the condition set forth in this Section 7.01(b) is not satisfied due to the imposition of any Burdensome Condition.

Section 7.02.          Conditions to Obligations of Seller.  The obligations of Seller to consummate the Share Purchase are further subject to the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of Purchaser contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.02, and 3.04) shall be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect and (ii) the representations and warranties of Purchaser contained in Sections 3.01, 3.02 and 3.04 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)          Performance of Obligations of Purchaser.  Purchaser shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Purchaser Certificate.  Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and signed by an executive officer, director or person holding similar position, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

(d)          A&R Stockholders Agreement. The Company shall have delivered to Purchaser the A&R Stockholders Agreement.

Section 7.03.          Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Share Purchase are further subject to the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of Seller and the Company contained in this Agreement (except for the representations and warranties contained in Sections 2.01, 2.02, 2.04 and 2.05, the first sentence in each of Section 4.01 and 4.07, and Sections 4.02, 4.03, 4.04, 4.05, 4.13 and 4.14) shall be true and correct (without giving effect to any limitation as to “materiality”, “Seller Material Adverse Effect” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “Seller Material Adverse Effect” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect (in the case of representations and warranties of Seller) or a Company Material Adverse Effect (in the case of representations and warranties of the Company); (ii) the representations and warranties of Seller contained in Sections 2.01, 2.02 and 2.05 and of the Company contained in the first sentence of Section 4.01 and Sections 4.02, 4.04, 4.05, 4.13 and 4.14 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of Seller contained in Section 2.04 and of the Company contained in the first sentence of Section 4.07 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time; and (iv) the representations and warranties of the Company contained in Section 4.03 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except for any failure to be so true and correct that is de minimis in nature).

(b)          Performance of Obligations of Seller and the Company.  Seller and the Company shall have performed in all material respects all material obligations required to be performed thereby under this Agreement at or prior to the Closing Date.

(c)          Seller and Company Certificate.  Each of Seller and the Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed an executive officer, director or person holding similar positon of such party certifying to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b), insofar as they relate to representations and warranties made or material obligations required to be performed by the party delivering such certificate, have been satisfied.

(d)          A&R Stockholders Agreement. The Company shall have delivered to Purchaser the A&R Stockholders Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written consent of Seller and Purchaser;

(b)          by either Seller or Purchaser:

(i)          if the Share Purchase is not consummated on or before the End Date.  The “End Date” shall mean the date that is seven (7) months following the date of this Agreement; provided that, if the Closing shall not have occurred prior to such date and all the conditions to Closing, other than the conditions set forth in Sections 7.01(a)(i) and 7.01(a)(ii) shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either Seller or Purchaser on one occasion for a period of two (2) months by written notice to the other party no later than five (5) Business Days prior to the then existing End Date, and such date, as so extended, shall be the End Date; provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose breach of any provision of this Agreement, directly or indirectly, causes the failure of the Closing to be consummated by the End Date; or

(ii)          if the condition set forth in Section 7.01(b)(i) or (ii) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.02;

(c)          by Seller:

(i)          if Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Purchaser has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b) could not be satisfied as of the Closing Date; provided, however, that Seller may not terminate this Agreement pursuant to this Section 8.01(c)(i) unless any such breach or failure to be true has not been cured within 60 days after written notice by Seller to Purchaser informing Purchaser of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Seller may not terminate this Agreement pursuant to this Section 8.01(c)(i) if Seller is then in breach of this Agreement in any material respect; or

(ii)          if (1) the conditions to the obligations of Purchaser set forth in Sections 7.01 and 7.03 shall have been satisfied or, to the extent permitted, waived (other than those conditions that by their nature are to be satisfied at the Closing, which shall reasonably be expected to be satisfied at the Closing assuming, for this purpose, that the Closing Date were the date that valid notice of termination of this Agreement is delivered by Seller to Buyer pursuant to this Section 8.01(c)), (2) Seller has irrevocably confirmed in writing to Purchaser that all of the conditions to Seller’s obligations under this Agreement set forth in Sections 7.01 and 7.02 (other than those conditions that by their nature are to be satisfied at the Closing, which shall reasonably be expected to be satisfied at the Closing assuming, for this purpose, that the Closing Date were the date that valid notice of termination of this Agreement is delivered by Seller to Buyer pursuant to this Section 8.01(c)) have been satisfied or will be waived and that Seller is irrevocably ready and, willing and able to proceed with the Closing, (3) Seller stood ready, willing and able to consummate the transactions contemplated by this Agreement during the entirety of the three business day period after the delivery of the notice contemplated by clause (2) and (4) Purchaser fails to comply with its obligations under Section 1.03 to consummate the Closing within such three business day period; or

(d)          by Purchaser, if Seller or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Seller or the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.01(d) unless any such breach or failure to be true has not been cured within 60 days after written notice by Purchaser to Seller and the Company informing Seller and the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Purchaser may not terminate this Agreement pursuant to this Section 8.01(d) if Purchaser is then in breach of this Agreement in any material respect.

Section 8.02.          Effect of Termination.

(a)          In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 8.01, this Agreement shall forthwith become void and have no force or effect, without any liability or obligation on the part of the Company, Purchaser or Seller or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such party or such party’s Affiliates or its or any of the foregoing’s successors or assigns), other than the final sentence of Section 6.01, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, subject to Section 9.10, no such termination shall relieve or release any party from any liability for any fraud or willful breach of any covenant, obligation or agreement set forth in this Agreement prior to such termination.  For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged, and agreed, without limitation, that any failure by any party to consummate the Share Purchase and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement.

Section 8.03.          Fees and Expenses.

(a)          In the event the Closing occurs, Seller shall be responsible for all of the fees and expenses of the Company Financial Advisors that are incurred by the Company in connection with the Share Purchase to the extent the agreements pursuant to which such fees and expenses are payable have been provided to Seller by the Company prior to the date of this Agreement.  Seller shall not be responsible for any fees or expenses of the Company Financial Advisors if the Closing does not occur, and shall not be responsible for any fees or expenses of the Company Financial Advisors in respect of any transactions other than the Share Purchase (including any previously considered transactions that preceded the Share Purchase).  The Company shall not amend any engagement letter or similar agreement with any of the Company Financial Advisors in any manner that would increase the obligations of Seller under this Section 8.03 without the prior written consent of Seller.

(b)          Except as specifically provided for herein, all fees and expenses incurred in connection with the Share Purchase and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 8.04.          Amendment.  This Agreement may be amended by the parties at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided that any amendment that does not effect the rights, obligations or interests of the Company pursuant to this Agreement may be effected pursuant to an instrument in writing signed on behalf of Seller and Purchaser.

Section 8.05.          Extension; Waiver.  At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement; provided that a party may only waive matters that are for their benefit under this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

Section 9.01.          Survival.  None of the representations and warranties of the Company in this Agreement or in any instrument delivered by or on behalf of the Company pursuant to this Agreement shall survive the Closing or the termination of this agreement pursuant to Section 8.01; provided that the representations and warranties of Seller set forth in Article II and the representations and warranties of Purchaser set forth in Article III shall survive the Closing until the first anniversary of the Closing Date.  This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties that by its terms contemplates performance after the Closing.

Section 9.02.          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

OneMain Holdings, Inc.
601 NW 2nd Street
Evansville, Indiana 47708
	Email:	Jack.Erkilla@onemainfinancial.com
	Attention:	Jack R. Erkilla

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Email:	joseph.coco@skadden.com
peter.serating@skadden.com
maxim.mayercesiano@skadden.com
	Attention:	Joseph A. Coco
Peter D. Serating
Maxim O. Mayer-Cesiano

(b)	if to Purchaser, to:

c/o Apollo Management VIII, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
	Email:	mmichelini@apollolp.com; lmedley@apollolp.com
	Attention:	Matthew Michelini; Laurie Medley

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
	Email:	pshwachman@sidley.com
dclivner@sidley.com
	Attention:	Perry Shwachman
Dan Clivner

(c)	if to Seller, to:

FIG LLC
1345 Avenue of the America’s
45th Floor
New York, New York 10065
	Email:	rnardone@fortress.com
	Attention:	Randal Nardone

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
	Email:	DZoubek@cravath.com
KHallam@cravath.com
	Attention:	Damien R. Zoubek
O. Keith Hallam III

Section 9.03.          Definitions.  For purposes of this Agreement:

“A&R Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of the Closing Date, by and between the Company and Purchaser, substantially in the form attached hereto as Exhibit B.

“Action” means any suit, claim, action, proceeding, arbitration, mediation or investigation.

An “Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person (provided that other than in the case of the definition of “Purchaser Related Parties” or for purposes of Sections 3.06, 3.07, 6.01, 6.02 and 9.13, in no event shall Purchaser or any of its subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with any Sponsor, nor shall any portfolio company or investment affiliated with any Sponsor be considered to be an Affiliate of Purchaser or any of its subsidiaries).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, individual consulting, bonus, deferred compensation, incentive compensation, equity or equity-based award, stock purchase, retention, change in control, transaction bonus, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, vacation, paid time off, flexible spending account, scholarship, profit-sharing, pension or retirement plan, program, agreement, policy or arrangement, in each case, (i) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary, (ii) with respect to which the Company or any Company Subsidiary is a party, or (iii) to which the Company or any Company Subsidiary would reasonably be expected to have any material liability (including contingent liability); provided that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity.

 “Company Board” means the Board of Directors of the Company.

“Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event, development, action or omission that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any circumstance, occurrence, effect, change, event, development, action or omission arising from, in connection with or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (j) below, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other companies in the industries in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States economy or any other national or regional economy or the global economy generally; (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date hereof; (c) general changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any market index) and including general changes or developments in or relating to currency exchange or interest rates; (d) changes required by GAAP or other accounting standards (or interpretations thereof); (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof); (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Share Purchase or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers on employees of the Company and the Company Subsidiaries (provided, that this clause (h) shall not apply (x) to any representation or warranty contained in this Agreement to the extent that it expressly purports to address the consequences resulting from the negotiation, execution, delivery, performance, consummation or public announcement of this Agreement, the Share Purchase or any of the other transactions contemplated hereby or (2) to the condition set forth in Section 7.03(a) to the extent related to the truth or accuracy of any such representation or warranty); (i) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (j) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries; (k) stockholder litigation arising from or relating to this Agreement or the Share Purchase; (l) any action expressly required by the terms of this Agreement, or with the prior written consent or at the direction of Purchaser; (m) any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Purchaser in the Company Disclosure Letter; or (n) any comments or other communications by Purchaser of its intentions with respect to the Company or the business of the Company, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company PSU” means a right to receive shares of Common Stock granted under the Company Stock Plan subject to the achievement of service-based and performance-based vesting conditions.

“Company Restricted Stock” means Common Stock granted under the Company Stock Plan that is subject to certain restrictions that lapse at the end of a specified period or periods.

“Company RSU” means a right to receive shares of Common Stock granted under the Company Stock Plan subject to the achievement of service-based vesting conditions.

“Company Stock Award” means each Company RSU, Company PSU and share of Company Restricted Stock.

“Company Stock Plan” means the OneMain Holdings, Inc. Amended and Restated 2013 Omnibus Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Stockholders Agreement” means the Stockholders Agreement, dated as of October 15, 2013, between the Company (formerly Springleaf Holdings, Inc.) and Springleaf Financial Holdings, LLC.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights and copyrightable subject matter; (iv) rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (vi) all rights in the foregoing and in other similar intangible assets; (vii) all applications and registrations for the foregoing; and (viii) all rights and remedies against past, present and future infringement, misappropriation or other violation thereof.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, (i) in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 9.03(a) of the Company Disclosure Letter and (ii) in the case of the Knowledge of Seller, the actual knowledge of the persons set forth in Section 9.03(b) of the Company Disclosure Letter.

“Letter Agreement” means the Letter Agreement, dated as of the date hereof, among Seller, the Company and Purchaser.

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.

“Loan” means a loan, line of credit or sales finance account.

“NYSE” means the New York Stock Exchange.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business consistent with past practice in all material respects; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) licenses or other grants of rights in Intellectual Property Rights; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business consistent with past practice in all material respects to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of Indebtedness), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business consistent with past practice in all material respects; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business consistent with past practice in all material respects to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business consistent with past practice in all material respects in connection with any purchase money security interests, equipment leases or similar financing arrangements; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; and (xi) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Purchaser Material Adverse Effect” means, with respect to Purchaser, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Share Purchase or the other transactions contemplated by this Agreement.

“Purchaser Related Parties” means, collectively, (A) Purchaser, (B) the former, current and future equity holders, controlling persons, directors, officers, employees, agents, attorneys, financing sources, Affiliates, members, managers, general or limited partners, stockholders and assignees of Purchaser and (C) any portfolio company or investment fund affiliated with Apollo Global Management, LLC.

“Regulatory Efforts Letter Agreement” means the Letter Agreement, dated as of the date hereof, among Seller and the Sponsors.

 “Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Documents” means the (i) Indenture, dated as of May 1, 1999, between Springleaf Finance Corporation (formerly American General Finance Corporation) and Wilmington Trust Company (successor trustee to Citibank, N.A.), as amended, supplemented, restated or otherwise modified as of the date hereof, (ii) Junior Subordinated Indenture, dated as of January 22, 2007, between Springleaf Finance Corporation (formerly American General Finance Corporation) and Deutsche Bank Trust Company Americas, as Trustee, (iii) Indentures, dated as of (x) May 29, 2013, (y) September 24, 2013, and (z) September 24, 2013, between Springleaf Finance Corporation and Wilmington Trust, National Association, as trustee, (iv) Indenture, dated as of December 3, 2014, by Springleaf Finance Corporation, OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.), as Guarantor, and Wilmington Trust, National Association and the First Supplemental Indenture thereto, dated as of December 3, 2014, the Second Supplemental Indenture thereto, dated as of April 11, 2016, and the Third Supplemental Indenture thereto, dated as of May 15, 2017, and (v) Indenture, dated as of December 11, 2014, among OneMain Financial Holdings, LLC (formerly OneMain Financial Holdings, Inc.), the guarantors from time to time party thereto, and The Bank of New York Mellon, as trustee, the First Supplemental Indenture thereto, dated as of May 15, 2015 and the Second Supplemental Indenture thereto, dated as of November 8, 2016.

“Seller Material Adverse Effect” means, with respect to Seller, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Share Purchase or the other transactions contemplated by this Agreement.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax Returns” means returns, reports, information statements, claims for refund, declarations of estimated Taxes and similar filings, including any schedule or attachment thereto and any amendment thereof, with respect to Taxes filed or required to be filed with the Internal Revenue Service or any other taxing authority.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, in each case, in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts.

“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury under the Code.

Section 9.04.          Interpretation.

(a)          When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

Section 9.05.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party or such party waives its rights under this Section 9.05 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06.          Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.          Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Letter, the Equity Commitment Letters, the Letter Agreement, the Regulatory Efforts Letter Agreement and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Share Purchase and the other transactions contemplated by this Agreement and (b) this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08.          GOVERNING LAW.  THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.09.          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Purchaser shall have the right, without the prior consent of Seller or the Company, to assign all or any portion of its rights, interests or obligations under this Agreement to any of its Affiliates or any affiliates of any Sponsor but no such assignment shall relieve Purchaser of its obligations under this Agreement; provided, further, that in no event shall Purchaser be permitted to assign this Agreement to any Person to the extent that, as a result of such assignment, either (a) any additional consent or approval of, or filing, declaration or registration with, any Governmental Entity would be required under this Agreement or in connection with the transactions contemplated hereby or (b) any delay would occur with respect to any consent or approval of, or filing, declaration or registration with, any Governmental Entity that otherwise is required to be made under this Agreement or in connection with the transactions contemplated hereby. Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.10.          Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that (a) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Share Purchase and the other transactions contemplated hereby and the right of Seller to seek an injunction, specific performance or other equitable remedies in connection with enforcing Purchaser’s obligation to cause the Equity Commitments to be funded and (b) the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.11.          Jurisdiction; Venue.  Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason other than the failure to serve process in accordance with this Agreement, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE SHARE PURCHASE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) CERTIFIES THAT IT MAKES SUCH WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13.          Non-recourse.  Each party agrees, on behalf of itself and its Affiliates (and in the case of Seller, the Company, the Company Subsidiaries, and any of its or their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, the “Seller Related Parties”), and in the case of Purchaser, the Purchaser Related Parties), that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (a) this Agreement or any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder, (b) the negotiation, execution or performance this Agreement or any other agreement referenced herein or contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (c) any breach or violation of this Agreement or any other agreement referenced herein or contemplated hereby and (d) any failure of the transactions contemplated hereunder or under any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreement referenced herein or contemplated hereby or otherwise to the contrary, but subject to the other provisions of this Section 9.13, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates (and in the case of Seller and the Company, the Seller Related Parties), that no recourse under this Agreement or any other agreement referenced herein or contemplated hereby or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other Person, including any Seller Related Party, any Purchaser Related Party, and no other Person, including any Seller Related Party, any Purchaser Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that Seller, the Company or Purchaser, as applicable, may assert (subject with respect to the following clauses (ii), in all respects to the limitations set forth in Section 8.02, Section 9.11 and this Section 9.13): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the (x) Confidentiality Agreement and (y) Regulatory Efforts Letter Agreement; (ii) against the equity providers for specific performance of their obligation to fund their committed portions of the Equity Financing (as defined in the Equity Commitment Letter) solely in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter; or (iii) against Seller, the Company or Purchaser solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary herein or otherwise, no Seller Related Party or Purchaser Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Purchaser and Seller have duly executed this Agreement, all as of the date first written above.

ONEMAIN HOLDINGS, INC.

By:
Name:
Title:

OMH HOLDINGS, L.P.

By: Apollo Uniform GP, LLC, its general partner
By:
Name:
Title:

SPRINGLEAF FINANCIAL HOLDINGS, LLC

By:
Name:
Title:

INDEX OF DEFINED TERMS
Term	Section
A&R Stockholders Agreement	Section 9.03
Action	Section 9.03
Affiliate	Section 9.03
Agreement	Preamble
Balance Sheet	Section 4.06(c)
Bankruptcy and Equity Exception	Section 2.02
Board Observer	Section 6.07
Burdensome Condition	Section 6.02(c)
Business Day	Section 9.03
Capital Stock	Section 4.03(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Common Stock	Recitals
Company	Preamble
Company Benefit Plan	Section 9.03
Company Board	Section 9.03
Company Bylaws	Section 4.01
Company Charter	Section 4.01
Company Disclosure Letter	Article IV
Company Financial Advisors	Section 4.14
Company Material Adverse Effect	Section 9.03
Company Parties	Section 6.03
Company PSU	Section 9.03
Company Restricted Stock	Section 9.03
Company RSU	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Stock Award	Section 9.03
Company Stock Plan	Section 9.03
Company Subsidiary	Section 9.03
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.01
Consent	Section 2.03(b)
Contract	Section 2.03(a)
DGCL	Section 9.03
Divestiture Action	Section 6.02(c)
DOJ	Section 6.02(a)
End Date	Section 8.01(b)
Equity Commitment Letters	Section 3.07
Equity Commitments	Section 3.07
ERISA	Section 9.03
Exchange Act	Section 9.03

Existing Stockholders Agreement	Section 9.03
Filed Company SEC Documents	Article IV
FTC	Section 6.02(a)
GAAP	Section 4.06(b)
Governmental Approvals	Section 6.02(a)
Governmental Entity	Section 2.03(b)
HSR Act	Section 2.03(b)
Indebtedness	Section 9.03
Intellectual Property Rights	Section 9.03
Judgment	Section 2.03(a)
Knowledge	Section 9.03
Law	Section 2.03(a)
Legal Restraints	Section 7.01(b)
Letter Agreement	Section 9.03
Liens	Section 9.03
Loans	Section 9.03
Maximum Amount	Section 6.10(b)
Money Laundering Laws	Section 4.11(b)
NYSE	Section 9.03
Permit	Section 2.03(b)
Permitted Lien	Section 9.03
Person	Section 9.03
Preferred Stock	Section 4.03(a)
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Material Adverse Effect	Section 9.03
Purchaser Related Parties	Section 9.03
Regulatory Efforts Letter Agreement	Section 9.03
Regulatory Laws	Section 9.03
Remedial Action	Section 6.02(d)
Representatives	Section 3.10
Required Approvals	Section 6.02(b)
SEC	Section 9.03
Securities Act	Section 9.03
Securities Documents	Section 9.03
Seller	Preamble
Seller Material Adverse Effect	Section 9.03
Seller Related Parties	Section 9.13
Share Purchase	Section 1.01
Shares	Recitals
SOX	Section 9.03
Sponsors	Section 3.07
State Regulatory Approvals	Section 6.02(a)
Subsidiary	Section 9.03

Tax Returns	Section 9.03
Taxes	Section 9.03
Transfer Taxes	Section 6.08
Treasury Regulation	Section 9.03
willful breach	Section 8.02(a)

Exhibit A

Permitted Investors

None.

Exhibit B

Form of A&R Stockholders Agreement

[Attached.]

Exhibit C

Director Appointments

1.	By resolution of the Company Board, adopted as promptly as practicable following the date hereof, increase the size of the Company Board to nine (9) directors, effective immediately as of the Closing;

2.	Cause the resignation of three (3) then-existing members of the Company Board effective immediately prior to the Closing;

3.
As soon as reasonably practicable following the date hereof, cause the Nominating and Corporate Governance Committee of the Company Board to perform background checks on and evaluate eligibility for service on the Company Board for each of the six (6) individuals designated by Purchaser in accordance with Section 3.01(a) of the A&R Stockholders Agreement (each, an “Initial Purchaser Designee”), and to otherwise complete the director onboarding process with respect to each of the Initial Purchaser Designees (in each case, consistent with past practices of the Company Board with respect to new director onboarding and in sufficient time to allow such Initial Purchaser Designees to be appointed to the Company Board as of the Closing Date); and

4.
Cause to be appointed to the Company Board each of the six (6) Initial Purchaser Designees, effective immediately upon the Closing, such that a nine (9)-member Company Board consisting of the six (6) Initial Purchaser Designees will be in place effective immediately as of the Closing.